Exhibit 23.2

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289

Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 5 of Form 10 (No. 0-52281) of Energy XXI (Bermuda) Limited of our report dated October 17, 2006 (March 12, 2007 as to Note 2) with respect to the statements of revenues and direct operating expenses (the carve-out financial statement for Castex) for the twelve month periods ended June 30, 2006, 2005 and 2004.

/s/ UHY LLP
Houston, Texas
March 12, 2007

An Independent Member of Urbach Hacker Young International Limited